Exhibit 99.1

Mesa Air Group Announces Termination of Agreements with Certain Holders of Senior Convertible Notes due 2024

PHOENIX, Feb. 9/PRNewswire-FirstCall/ -- MESA AIR GROUP, INC. (Nasdaq: MESA) announced today that it is seeking to rescind the exchange agreements reached with certain of the holders of its Senior Convertible Notes due 2024 previously announced on January 22, 2009. On such date, Mesa Air Group, Inc. (the "Company") announced that it had entered into separate exchange agreements with certain holders of its Senior Convertible Notes Due 2024 (the "2024 Notes") to exchange certain of the 2024 Notes for consideration consisting of a combination of cash, new shares of the Company's common stock, no par value (the "Common Stock"), and new 8% senior unsecured notes due 2012 (the "2012 Notes"). The issuance of the Common Stock and 2012 Notes in the exchange was originally expected to close on or around February 10, 2009, and is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) and Section 4(2) thereof.

In response to a recent regulatory inquiry regarding such exchange agreements, the Company has advised each of the parties to these agreements of its intent to rescind the same. As a result, holders of the 2024 Notes who entered into an exchange agreement with the Company will have the right to require the Company to purchase their respective 2024 Notes in accordance with the original terms of the Indenture governing such Notes and related offer to exchange materials, as amended. The Company may not resume discussions with such Note holders until on or after February 11, 2009. No assurances can be given that the Company will be able to enter into agreements with such holders on terms similar to the previously announced exchange agreements or at all, that the such Note holders won't elect to require the Company to purchase their 2024 Notes in accordance with the terms of the Indenture, or that such Note holders won't dispute the Company's right to rescind such agreements.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.

Mesa currently operates 159 aircraft with over 800 daily system departures to 124 cities, 38 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

Website: www.mesa-air.com

CONTACT: Brian Gillman, Exec. VP & General Counsel of Mesa Air Group, Inc., +1-602-685-4052, brian.gillman@mesa-air.com